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                                                                EXHIBIT T3(A)(2)


                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                            WKI HOLDING COMPANY, INC.


        WKI Holding Company, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies as follows:

        I. The name of the corporation is "WKI Holding Company, Inc.," which was changed from "CCPC Holding Company, Inc." pursuant to a Certificate of Amendment of the Restated Certificate of Incorporation filed with the Secretary of the State of Delaware and effective February 10, 2000, which was changed from "Corning Consumer Products Company" pursuant to a Certificate of Amendment of Certificate of Incorporation filed with the Secretary of the State of Delaware, effective June 30, 1998, which was changed from "Corning Vitro Corporation" pursuant to a Certificate of Amendment of Certificate of Incorporation filed with the Secretary of the State of Delaware and effective April 30, 1998. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on September 19, 1991.

        II. The text of the Certificate of Incorporation as amended and restated heretofore is hereby further amended and restated to read as herein set forth in full:

        FIRST:  The name of the corporation is:

                      WKI HOLDING COMPANY, INC.

        SECOND: The address of the Corporation's registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of the Corporation's registered agent at such address is The Corporation Trust Company.

        THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

        FOURTH: The total number of shares which the Corporation shall have authority to issue is 15,000,000 shares of common stock, par value $0.01 per share (the "Common Stock"). The holders of Common Stock will be entitled to one vote each on each matter submitted to a vote at a meeting of stockholders for each share of Common Stock held of record by such holder as of the record date for such meeting.

        FIFTH: The Corporation will not issue nonvoting capital stock to the extent prohibited by Section 1123 of Title 11 of the United States Code as in effect on the effective date of the Second Amended Joint Plan of Reorganization of World Kitchen, Inc., its Parent Corporation and its Subsidiary Debtors, dated November 15, 2002 (the "Bankruptcy Code"); provided, however, that this Article FIFTH (a) will have no further force and effect beyond that required under
Section 1123 of the Bankruptcy Code, (b) will have such force and effect, if any, only for so long as Section 1123 is in effect and applicable to the Corporation, and (c) in all events may be amended or eliminated in accordance with applicable law as from time to time in effect.

        SIXTH: The Board of Directors of the Corporation (the "Board") may make, amend and repeal the bylaws of the Corporation (the "Bylaws"). Any Bylaw made by the Board under the powers conferred hereby may be amended or repealed by the Board (except as specified in any such Bylaw so made or amended) or by the stockholders in the manner provided in the Bylaws. Notwithstanding the foregoing and anything contained in this Certificate of Incorporation or the Bylaws to the contrary, Bylaws 1.01, 1.03, 2.02, 2.03 and


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6.05  may not be amended or repealed by the stockholders, and no provision inconsistent therewith may be adopted by the stockholders, without the affirmative vote of the holders of at least 66-2/3% of the outstanding Common Stock. The Corporation may in its Bylaws confer powers upon the Board in addition to the foregoing and in addition to the powers and authorities expressly conferred upon the Board by applicable law. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 66-2/3% of the Common Stock, voting together as a single class, is required to amend or repeal, or to adopt any provisions inconsistent with, this Article SIXTH.

        SEVENTH: Any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding Common Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

        EIGHTH:(A) Number, Election and Terms of Directors. The number of Directors of the Corporation will not be less than five nor more than nine and will be fixed from time to time in the manner provided in the Bylaws. The members of the Board shall be elected annually at the annual meeting of the stockholders of the Corporation, except as provided in the Bylaws. In the event of the failure to elect members of the Board at an annual meeting of the stockholders of the Corporation, then Directors may be elected at any regular or special meeting of the stockholders entitled to vote for election of Directors, provided that notice of such meeting shall contain mention of the purpose. Election of Directors need not be by written ballot unless requested by the Chairman or by the holders of a majority of the Common Stock present in person or represented by proxy at a meeting of the stockholders at which Directors are to be elected. If authorized by the Board, such requirement of written ballot shall be satisfied by a ballot submitted by electronic transmission, provided that any such electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the stockholder or proxy holder.

               (B) Amendment, Repeal, Etc. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 66-2/3% of the Common Stock is required to amend or repeal, or adopt any provision inconsistent with, this Article EIGHTH. The amendment or repeal of, or the adoption of any provision inconsistent with, this Article EIGHTH must be by written ballot.

        NINTH: To the full extent permitted by the Delaware General Corporation Law or any other applicable law currently or hereafter in effect, no Director of the Corporation will be personally liable to the Corporation or its stockholders for or with respect to any acts or omissions in the performance of his or her duties as a Director of the Corporation. Any repeal or modification of this Article NINTH will not adversely affect any right or protection of a Director of the Corporation existing prior to such repeal or modification.

        TENTH: (A) Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that he or she is or was a Director or an officer of the Corporation or is or was serving at the request of the Corporation as a Director, officer, employee or agent of another company or of a partnership, joint venture, trust or other enterprise, including, without limitation, service with respect to an employee benefit plan (an "Indemnitee"), whether the basis of such Proceeding is alleged action in an official capacity as a Director, officer, employee or agent or in any other capacity while serving as a Director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent permitted or required by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss

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(including, without limitation, attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such Indemnitee in connection therewith; provided, however, that, except as provided in Section (C) of this Article TENTH with respect to Proceedings to enforce rights to indemnification, the Corporation shall indemnify any such Indemnitee in connection with a Proceeding (or part thereof) initiated by such Indemnitee only if such Proceeding (or part thereof) was authorized by the Board.

               (B) Right to Advancement of Expenses. The right to indemnification conferred in Section (A) of this Article TENTH shall include, without limitation, the right to be paid by the Corporation the expenses (including, without limitation, attorneys' fees and expenses) incurred in defending any such Proceeding in advance of its final disposition (an "Advancement of Expenses"); provided, however, that, if the Delaware General Corporation Law so requires, an Advancement of Expenses (as defined in such law) incurred by an Indemnitee in his or her capacity as a Director or officer (and not in any other capacity in which service was or is rendered by such Indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (an "Undertaking"), by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (a "Final Adjudication"), that such Indemnitee is not entitled to be indemnified for such expenses under this Section (B) or otherwise. The rights to indemnification and to the Advancement of Expenses conferred in Sections (A) and (B) of this Article TENTH shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a Director, officer, employee or agent and shall inure to the benefit of each Indemnitee's heirs, executors and administrators.

               (C)  Right of Indemnitee to Bring Suit.  If a claim under Section
(A) or (B) of this Article TENTH is not paid in full by the Corporation within 60 calendar days after a written claim has been received by the Corporation, except in the case of a claim for an Advancement of Expenses, in which case the applicable period shall be 20 calendar days, the Indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the Indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the Indemnitee to enforce a right to an Advancement of Expenses) it shall be a defense that, and (ii) any suit brought by the Corporation to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the Corporation shall be entitled to recover such expenses upon a Final Adjudication that, the Indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including the Board, independent legal counsel or stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including the Board, independent legal counsel or stockholders) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, be a defense to such suit. In any suit brought by the Indemnitee to enforce a right to indemnification or to an Advancement of Expenses hereunder, or brought by the Corporation to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such Advancement of Expenses, under this Article TENTH or otherwise shall be on the Corporation.

               (D) Non-Exclusivity of Rights. The rights to indemnification and to the Advancement of Expenses conferred in this Article TENTH shall not be exclusive of any other right that any person may have or hereafter acquire under any statute, the Corporation's Certificate of Incorporation, Bylaws, agreement, vote of stockholders or disinterested Directors or otherwise.

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               (E)  Insurance.  The Corporation may maintain insurance, at its expense, to protect itself and any Director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

               (F) Indemnification of Employees and Agents of the Corporation. The Corporation may, to the extent authorized from time to time by the Board, grant rights to indemnification and to the Advancement of Expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article TENTH with respect to the indemnification and Advancement of Expenses of Directors and officers of the Corporation.

               IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation, which restates, integrates and amends the provisions of the Amended and Restated Certificate of Incorporation of the Corporation, as amended, having been duly adopted in accordance with the provisions of Section 303 of the General Corporation Law of the State of Delaware, has been executed by its duly authorized officer and has been affixed hereunto with the corporate seal this [__] day of [_________] 2002.



                               WKI Holding Company, Inc.

                               By:    ________________________________
                                      Raymond J. Kulla:  Secretary